Filed Pursuant to Rule 424(b)(3)
File Number 333-144068

Supplement No. 2

(To prospectus dated August 9, 2007)

NCO GROUP, INC.

$165,000,000 Floating Rate Senior Notes due 2013

$200,000,000 11.875% Senior Subordinated Notes due 2014

This prospectus supplement No. 2 supplements and amends the prospectus dated August 9, 2007, as supplemented and amended by prospectus supplement No. 1 dated August 15, 2007 (the “Prospectus”). This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.

This prospectus supplement includes a notice to California residents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 27, 2007

NOTICE TO CALIFORNIA RESIDENTS

The Securities offered hereby are being offered in California only to investors who meet the definition of either “qualified institutional buyer” in Rule 144A or institutional “accredited investor” as defined in Rule 501 (a)(1), (2), (3) and (7) of Regulation D under the Securities Act. The California Department of Corporations approved our application for qualification to sell the Securities in California on the basis of a limited offering qualification where offers/sales only may be made to proposed investors based on their meeting the suitability standards described above and we did not have to demonstrate compliance with some or all of the merit regulations of the California Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq. We have been advised by the California Department of Corporations that the exemptions for secondary trading available under California Corporations Code §25104(h) will be withheld, but that there may be other exemptions to cover private sales by the bona fide owner for his own account without advertising and without being effected by or through a broker dealer in a public offering.